Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6858

IR@icg.com

David Adelman Elected to ICG Board of Directors

Wayne, PA – June 22, 2011 – ICG Group, Inc. (Nasdaq: ICGE) today announced the election of David Adelman to its Board of Directors. Mr. Adelman, President and CEO of Campus Apartments, is one of the nation’s leading experts on student housing and a driving force in university real estate development.

Under Mr. Adelman’s direction, Campus Apartments has redefined university living, both on-campus and off-campus, by providing superior housing for undergraduates, graduates, faculty and professional staff in 24 states. Mr. Adelman’s strength lies in his ability to structure deals and establish formidable relationships with financial institutions.

“As an entrepreneur who has experienced the complexities of building businesses, I am particularly impressed by the focus and accomplishments of the ICG team that has successfully built a number of cloud-based market leaders,” said Mr. Adelman. “The members of the ICG management team and Board are innovative thinkers and talented operators working towards delivering longterm value to ICG’s stockholders. I am excited about working with ICG and its companies and hope to add real value by drawing from my business experience.”

“As we continue to focus on driving strong growth and profitability at ICG, we are pleased to welcome David to our board to help us achieve our goals,” said Walter W. Buckley, Chairman and CEO of ICG. “We look forward to benefiting from his extensive experience as an entrepreneur, operator, innovator and growth driver.”

In addition to his work at Campus Apartments, Mr. Adelman also serves as Chairman of Franklin Square Capital Partners, a nationwide distributor of alternative investment products designed for the individual investor, and as Vice Chairman of FS Investment Corporation, a publicly registered business development company (BDC) focused on investing in the debt securities of private U.S. companies.

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Mr. Adelman is also the CEO of Campus Technologies, the Vice Chair of University City District Board of Directors, a board member of the National Multi Family Council (NMHC), and a member of the Young Presidents’ Organization. Mr. Adelman was named the 2009 recipient of Multifamily Executive magazine’s prestigious “Executive of the Year” award. He was also selected as the 2010 Ernst & Young Entrepreneur of the Year in the real estate category in Greater Philadelphia.

About ICG

ICG (Nasdaq: ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors. These companies transform the way business is done by enabling enterprises to increase efficiencies and improve and automate critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG is focused on building profitable businesses in these sectors by infusing them with management expertise, strategic and operational guidance, and growth capital.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our companies’ customers, our companies’ ability to compete successfully against their respective competitors, our companies’ ability to timely and effectively respond to technological developments, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, our ability to retain key personnel, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.